Exhibit 99.1
NEWS ANNOUNCEMENT

CONTACT:
Justin Sebastiano	Joseph N. Jaffoni, Richard Land
Senior Vice President, Finance & Treasurer	JCIR
610-373-2400	212-835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE
Penn National Gaming Reports Fourth Quarter Revenues of $1.03 Billion,
Net Income of $12.7 Million, Adjusted EBITDAR of $365.4 Million, and Adjusted EBITDA of $255.9 Million

- Launched Barstool Sportsbook Mobile App in Michigan to Strong Demand and Introduced New Fully Integrated Barstool iCasino Product -

- Opened Retail Barstool Sportsbooks at Ameristar Casino Black Hawk, Greektown Casino Hotel, Hollywood Casino Lawrenceburg, and Ameristar East Chicago -

- Preparing to Enter Our 20th State Via Pending Acquisition of Hollywood Casino Perryville in Maryland -

WYOMISSING, PA (February 4, 2021) - Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn National” or the “Company”) today reported financial results for the three months and year ended December 31, 2020.

Jay Snowden, President and Chief Executive Officer, commented: “As we reflect on 2020, I couldn’t be prouder of the resiliency and determination shown by our corporate and property team members during what was undoubtedly one of the most challenging years for any of us from a personal and professional standpoint. We have endured unprecedented changes to our business, created and implemented enhanced safety protocols for our team members and guests, and withstood natural disasters that brought damage to several of our southern properties and left many of our team members displaced in the midst of a global pandemic. Yet, despite these challenges, the Company has continued to execute on its long-term strategy by re-evaluating and re-imagining our operational norms and product offerings while accelerating our digital transformation.

“Our investment in Barstool Sports provides us with a fully integrated media platform to support our evolution from the nation’s largest regional gaming operator to the best-in-class omnichannel provider of retail and online gaming and sports betting entertainment. In addition to the successful launches of our Barstool Sportsbook app in Pennsylvania and Michigan, we have now fully implemented our industry leading mychoice reward program across all our properties and online channels. This program of over 20 million members connects our land-based casinos to our sports betting and iCasino products, offering players a wide-range of compelling incentives to consolidate play across our various platforms. More recently, we announced a strategic partnership with Choice Hotels which allows the more than 47 million members of Choice’s award-winning loyalty program, Choice Privileges, to book stays at Penn National properties directly through the Choice reservation system. Additionally, our operations and IT teams have laid the groundwork for implementing a new generation of cashless, cardless, and contactless technology at our casinos, which we refer to as the 3Cs, that will improve efficiency and guest service, while also driving incremental revenue as we remove transactional friction and offer experiences in line with other industries frequented by younger demographics. We intend to launch this technology initially at our Pennsylvania casinos in the first half of 2021, subject to regulatory approval, and plan to continue rolling it out to other regions in 2021.

“In addition to executing on our operational strategy, I am proud of the way our Company rose to the occasion to support our team members and host communities in these times of unprecedented need and heightened social justice awareness. Through the Penn National Gaming Foundation, we created a separate COVID-19 Emergency Relief Fund for the benefit of affected team members, with contributions of over $3.7 million from our Board of Directors, CEO, senior management team and the Penn National Gaming Foundation. In addition, we provided $13 million in one-time holiday cash bonuses in the fourth quarter to our non-executive team members companywide to help with the financial impact to their families from the pandemic. We also created the Hurricane Laura Relief Fund with an initial contribution of $2.5 million to help our community and team members impacted by the storm, in addition to providing more than $6 million in full wages and benefits to our team members during the property closure. Most recently, we have joined the efforts of Barstool Sports and its founder Dave Portnoy to help save and sustain small businesses across the country that have been impacted by COVID-19, initially through an online fundraising campaign to save Philadelphia’s historic Reading Terminal Market, and now through our contributions of approximately $4.6 million, and counting, to the Barstool Fund, which was created by Mr. Portnoy precisely for this purpose. Finally, on the social justice front, our Diversity Committee announced a new scholarship program for disadvantaged team members that will be funded with a $1 million annual commitment from our Company, and we launched a series of new inclusion-related initiatives.

“Having been battle tested throughout 2020, we look forward to the year ahead with great optimism and are confident the foundations we built over the last twelve months have positioned us to generate significant long-term shareholder value and stronger communities.”

For further information, we have posted a presentation to our website regarding the fourth quarter highlights and accomplishments, which can be found here.

Q4 Financial Results Summary

For the fourth quarter ended December 31, 2020, Penn National generated revenues of $1,027.4 million and Adjusted EBITDAR of $365.4 million. Revenues and Adjusted EBITDAR were trending ahead of forecast before COVID-19 related closures in Illinois, Michigan, and Pennsylvania and increased restrictions in Ohio and Massachusetts (among other states) began in mid-November. While revenues contracted 23% year-over-year, Adjusted EBITDAR declined by only 9% for the same period, reflecting structural changes that were put in place with the onset of the pandemic. These changes helped to expand Adjusted EBITDAR margins by 580 basis points relative to Q4 2019 results, which equates to an improvement of 720 basis points when excluding properties that were closed during the quarter. The South segment, which had fewer restrictions than other regions, but was still impacted by Hurricane Laura, generated Adjusted EBITDAR growth of 13% and Adjusted EBITDAR margin improvement of 720 basis points year-over-year, despite a decline of 7% in net revenues. However, when excluding the hurricane-impacted days, Adjusted EBITDAR margins in the South segment increased 890 basis points year-over-year.

Mr. Snowden commented: “Trends in January thus far are encouraging. Visitation and length of play have improved, several of the properties that were forced to close in November and December have reopened, and our retail sports books continue to positively impact both gaming and non-gaming revenues. We are continuing to see encouraging growth in the younger demographic tiers of our database, and we believe the roll-out of vaccinations will encourage more guests in all age segments of our database to return to our land-based facilities soon. Given the service enhancements and operational changes we have implemented, we stand to achieve meaningful EBITDAR growth as our volumes continue to approach previous levels.

“Our cash balance stood at $1.9 billion at quarter end, even after paying down $115 million of our term loan B. In turn, our net traditional debt decreased to approximately $578 million at December 31, 2020, bringing our lease-adjusted net leverage to 4.7x based on 2019 Adjusted EBITDAR.

Penn Interactive: Pursuing Transformational Growth

Mr. Snowden continued, “Our interactive division experienced tremendous growth during 2020, with impressive revenues and EBITDA margins for our Hollywood Casino iCasino product in Pennsylvania, strong performance at our 16 retail sportsbooks, and the introduction of our highly-anticipated Barstool Sportsbook mobile app. Since launching in Pennsylvania last September, the Barstool Sportsbook app has registered over 72,000 customers in the state and has generated total handle of nearly $300 million, despite very limited external marketing spend.

“On January 22, 2021, we successfully launched the Barstool Sportsbook app in Michigan and saw encouraging initial results, as we registered over 48,000 new customers and generated total handle of $27.5 million during the first 10 days of operation. We also experienced very high engagement, with nearly 50% of our Michigan customers betting on Barstool-exclusive bets. We anticipate being live in at least 10 states by the end of 2021 and remain very confident in our ability to win sizable share in new markets based on the power of the Barstool brand and media assets. In addition, we are excited to have launched our Barstool-branded iCasino in Michigan on February 1st, which allows us to begin to leverage the meaningful cross-sell opportunities from the Barstool Sportsbook and our mychoice audiences. Furthermore, we have integrated the mychoice Rewards Program into the Barstool Sportsbook and iCasino experience, providing players the opportunity to redeem their loyalty points for unique experiences and offers both at Penn National casinos and with Barstool Sports.

Barstool Branded Retail Sportsbooks Exceeding Expectations

“We have seen very strong results at our properties since the Barstool rebranding of our retail sportsbooks at Ameristar Casino Black Hawk, Greektown Casino Hotel, Hollywood Casino Lawrenceburg, and Ameristar East Chicago. Our Indiana retail sportsbooks generated record handle, revenue and EBITDAR during the fourth quarter, which has only accelerated following the rebranding. For example, sports betting handle at our Ameristar East Chicago property increased by 35% following the rebranding versus the prior six-week period, while table games and slot volumes in the adjacent Barstool-themed gaming area increased by 27% and 26%, respectively, during the same period. We believe this demonstrates the ability of our Barstool-branded retail sportsbooks to attract younger guests to our casinos, which can help drive significant growth in gaming and non-gaming revenues from new demographics. We expect this momentum to gain speed when COVID restrictions are lifted and we are able to host more Barstool events and personalities at our properties. Our plans for 2021 include rebranding several additional retail sportsbooks in our portfolio, beginning with the Pennsylvania properties in the first half of the year.

Barstool Media Reach Growing

“The value of Barstool Sports as a media company is an overlooked part of our story,” said Mr. Snowden. “Our valued partners at Barstool experienced an incredible year in 2020, as they continued to produce highly-engaging and relevant content for their growing audience of loyal fans despite the partial shutdown of live sports. Barstool Sports now has over 26 million followers on TikTok, close to 27 million followers on Twitter, and more than 52 million followers on Instagram, just to highlight a few social media platforms. In 2020, Barstool saw very impressive year-over-year growth, recording its strongest revenue and EBITDA since its inception, and we expect Barstool to continue to grow profitably over the upcoming years through a diversified mix of advertising, brand licensing, and merchandise sales. We view Barstool Sports not only as a fantastic channel to promote our offerings, but also an undervalued media asset that has evolved from primarily a sports brand into a highly relevant sports and life-style brand. We are excited about the opportunity to unlock additional value in Barstool Sports as they continue their strong growth trajectory.”

Investing in Growth and Technology

“The strength of our balance sheet provides us with the financial flexibility to invest in high-growth opportunities. We exercised our option to acquire the operating assets of Hollywood Casino Perryville in Maryland and remain on track to close the acquisition following regulatory approval. This transaction provides us the opportunity to expand our unique omnichannel platform into an industry leading 20th state, and we hope to introduce a Barstool-branded retail sportsbook and mobile app to the valuable Maryland gaming market later this year. Meanwhile, the construction of our Category 4 casinos in both York and Morgantown, Pennsylvania, has resumed and we expect to open both properties in late 2021. We have utilized this additional time to reimagine our offerings at these properties to incorporate a new Barstool Sportsbook as well as the technology for cashless, cardless, and contactless features, pending regulatory approval.

“Implementation of the 3Cs and other technology investments, such as the travelling wallet and enhancing how we engage with a younger demographic, remains a top priority. In addition, we have recently launched our mychoice mobile app. As of December 31, the app generated over 140,000 downloads with 91,000 monthly active users. The app will provide us with an environmentally friendly and more efficient way to communicate, interact, and engage with our guests. The 35 to 54 age group is currently the most engaged audience with the app, which is very encouraging as this group represents a growing segment of our different business channels.

Building on the Momentum as We Forge Ahead

“We have already begun to see the positive impact of our structural advantages in the sports betting and iCasino sector, including our industry leading geographic footprint, which provides us with frictionless access to key sports betting and iCasino states as well as valuable recurring revenue and equity value from our third-party skin partners. Finally, the Barstool brand and marketing engine, as well as our database of 20 million mychoice customers, provide a path to very efficient customer acquisition. We anticipate these advantages will allow us to benefit from the continuing proliferation of sports betting and iCasino legislation over the next several years. With a strong balance sheet and portfolio of best-in-class regional gaming facilities and digital assets, we are looking forward to building upon our momentum to create additional shareholder value.”

Summary of Fourth Quarter Results

	For the three months ended December 31,
(in millions, except per share data, unaudited)	2020	2019
Revenues	$1,027.4	$1,341.2
Net income (loss)	$12.7	$(92.9)

Adjusted EBITDA (1)	$255.9	$304.0
Rent expense associated with triple net operating leases (2)	109.5	95.4
Adjusted EBITDAR (1)	$365.4	$399.4
Payments to our REIT Landlords under Triple Net Leases, inclusive of rent credits utilized (3)	$222.6	$224.4

Diluted earnings (loss) per common share	$0.07	$(0.80)
(1)See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDA and Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.
(2)Consists of the operating lease components contained within the Penn Master Lease and the Pinnacle Master Lease (referred to collectively as our “Master Leases”) (primarily land), the Meadows Lease, the Margaritaville Lease, the Greektown Lease, and beginning on April 16, 2020, the Tropicana Lease (referred to collectively as our “triple net operating leases”). During the three months ended December 31, 2020, we recorded rent expense associated with the Tropicana Lease of $7.7 million which was noncash. The finance lease components contained within our Master Leases (primarily buildings) are recorded to interest expense (as opposed to rent expense) in accordance with Accounting Standards Codification Topic 842, “Leases.”
(3)Consists of payments made to Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) and VICI Properties Inc. (NYSE: VICI) (referred to collectively as our “REIT Landlords”) under the Master Leases, the Meadows Lease, the Margaritaville Lease, the Greektown Lease and the Morgantown Lease (which is a land lease we entered into on October 1, 2020 with GLPI), inclusive of rent credits utilized, which were generated from (i) the sale of the real estate assets associated with Tropicana Las Vegas to GLPI on April 16, 2020 and (ii) the sale of land associated with our future Morgantown facility to GLPI on October 1, 2020. Although we collectively refer to the Master Leases, the Meadows Lease, the Margaritaville Lease, the Greektown Lease, the Morgantown Lease and the Tropicana Lease as our “Triple Net Leases,” the rent under the Tropicana Lease is nominal. During the three months ended December 31, 2020, we utilized the remaining rent credits available to us totaling $65.0 million to pay rent under the Penn Master Lease, Pinnacle Master Lease, Meadows Lease and Morgantown Lease.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Segment Information
The Company aggregates its properties into four reportable segments: Northeast, South, West and Midwest.

	For the three months ended December 31,		For the year ended December 31,
(in millions, unaudited)	2020	2019	2020	2019
Revenues:
Northeast segment (1)	$470.8	$621.3	$1,639.3	$2,399.9
South segment (2)	249.2	268.2	849.6	1,118.9
West segment (3)	79.5	158.1	302.5	642.5
Midwest segment (4)	188.2	279.2	681.4	1,094.5
Other (5)	53.4	15.6	125.0	47.5
Intersegment eliminations (6)	(13.7)	(1.2)	(19.1)	(1.9)
Total revenues	$1,027.4	$1,341.2	$3,578.7	$5,301.4

Adjusted EBITDAR:
Northeast segment (1)	$153.2	$180.7	$478.9	$720.8
South segment (2)	101.6	90.2	318.9	369.8
West segment (3)	27.0	47.8	82.2	198.8
Midwest segment (4)	84.9	102.3	258.3	403.6
Other (5)	(1.3)	(21.7)	(43.5)	(87.8)
Intersegment eliminations (6)	—	0.1	—	—
Total Adjusted EBITDAR (7)	$365.4	$399.4	$1,094.8	$1,605.2
(1)The Northeast segment consists of the following properties: Ameristar East Chicago, Greektown Casino-Hotel (acquired May 23, 2019), Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Marquee by Penn, Meadows Racetrack and Casino, and Plainridge Park Casino.
(2)The South segment consists of the following properties: 1st Jackpot Casino, Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, and Margaritaville Resort Casino. Prior to its closure on June 30, 2019, Resorts Casino Tunica was also included in the South segment.
(3)The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana Las Vegas, and Zia Park Casino.
(4)The Midwest segment consists of the following properties: Ameristar Council Bluffs; Argosy Casino Alton; Argosy Casino Riverside; Hollywood Casino Aurora; Hollywood Casino Joliet; our 50% investment in Kansas Entertainment, which owns Hollywood Casino at Kansas Speedway; Hollywood Casino St. Louis; Prairie State Gaming; and River City Casino.
(5)The Other category consists of the Company’s stand-alone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. Included in the Other category are our management contract for Retama Park Racetrack and our live and televised poker tournament series that operates under the trade name, Heartland Poker Tour (“HPT”). The Other category also includes Penn Interactive, which operates our social gaming, internally-branded retail sportsbooks, iGaming and our Barstool Sports online sports betting app. Expenses incurred for corporate and shared services activities that are directly attributable to a property or are otherwise incurred to support a property are allocated to each property. The Other category also includes corporate overhead costs, which consists of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have otherwise not been allocated to a property. For the three months and year ended December 31, 2020, corporate overhead costs were $17.8 million and $78.8 million, respectively, compared to $25.1 million and $99.3 million, respectively, for the three months and year ended December 31, 2019. In addition, Adjusted EBITDAR of the Other category includes our proportionate share of the net income or loss of Barstool Sports after adding back our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense).
(6)Represents the elimination of intersegment revenues, associated with Penn Interactive and HPT.
(7)As noted within the “Non-GAAP Financial Measures” section below, Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric or for reconciliation purposes.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure to Adjusted EBITDA,
Adjusted EBITDAR, and Adjusted EBITDAR Margin

	For the three months ended December 31,		For the year ended December 31,
(in millions, unaudited)	2020	2019	2020	2019
Net income (loss)	$12.7	$(92.9)	$(669.1)	$43.1
Income tax expense (benefit)	7.1	(10.0)	(165.1)	43.0
Loss on early extinguishment of debt	1.2	—	1.2	—
Income from unconsolidated affiliates	(6.4)	(6.7)	(13.8)	(28.4)
Interest expense, net	136.1	133.7	543.2	534.2
Other income	(31.1)	(12.8)	(106.6)	(20.0)
Operating income (loss)	119.6	11.3	(410.2)	571.9
Stock-based compensation	2.8	4.5	14.5	14.9
Cash-settled stock-based awards variance	20.5	7.2	67.2	0.8
(Gain) loss on disposal of assets	4.7	(2.8)	(29.2)	5.5
Contingent purchase price	0.3	—	(1.1)	7.0
Pre-opening and acquisition costs	0.3	6.8	11.8	22.3
Depreciation and amortization	91.4	97.8	366.7	414.2
Impairment losses	7.3	173.1	623.4	173.1
Insurance recoveries, net of deductible charges	—	(1.5)	(0.1)	(3.0)
Income from unconsolidated affiliates	6.4	6.7	13.8	28.4
Non-operating items of equity method investments (1)	1.5	0.9	4.7	3.7
Other expenses (2)	1.1	—	13.5	—
Adjusted EBITDA	255.9	304.0	675.0	1,238.8
Rent expense associated with triple net operating leases	109.5	95.4	419.8	366.4
Adjusted EBITDAR	$365.4	$399.4	$1,094.8	$1,605.2
Net income (loss) margin	1.2%	(6.9)%	(18.7)%	0.8%
Adjusted EBITDAR margin	35.6%	29.8%	30.6%	30.3%
(1)    Consists principally of interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense associated with Barstool Sports and our Kansas Entertainment joint venture. We record our portion of Barstool Sports’ net income or loss, including adjustments to arrive at Adjusted EBITDAR, one quarter in arrears.
(2)    Consists of non-recurring restructuring charges (primarily severance) associated with a company-wide initiative, triggered by the COVID-19 pandemic, designed to (i) improve the operational effectiveness across our property portfolio; and (ii) improve the effectiveness and efficiency of our Corporate functional support areas.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	For the three months ended December 31,		For the year ended December 31,
(in millions, except per share data, unaudited)	2020	2019	2020	2019
Revenues
Gaming	$895.4	$1,083.5	$3,051.1	$4,268.7
Food, beverage, hotel and other	132.0	257.7	527.6	1,032.7
Total revenues	1,027.4	1,341.2	3,578.7	5,301.4
Operating expenses
Gaming	429.3	582.7	1,530.3	2,281.8
Food, beverage, hotel and other	77.7	172.2	337.7	672.7
General and administrative	302.1	304.1	1,130.8	1,187.7
Depreciation and amortization	91.4	97.8	366.7	414.2
Impairment losses	7.3	173.1	623.4	173.1
Total operating expenses	907.8	1,329.9	3,988.9	4,729.5
Operating income (loss)	119.6	11.3	(410.2)	571.9
Other income (expenses)
Interest expense, net	(136.1)	(133.7)	(543.2)	(534.2)
Income from unconsolidated affiliates	6.4	6.7	13.8	28.4
Loss on early extinguishment of debt	(1.2)	—	(1.2)	—
Other	31.1	12.8	106.6	20.0
Total other expenses	(99.8)	(114.2)	(424.0)	(485.8)
Income (loss) before income taxes	19.8	(102.9)	(834.2)	86.1
Income tax benefit (expense)	(7.1)	10.0	165.1	(43.0)
Net income (loss)	12.7	(92.9)	(669.1)	43.1
Less: Net (income) loss attributable to non-controlling interest	(1.6)	0.4	(0.4)	0.8
Net income (loss) attributable to Penn National	$11.1	$(92.5)	$(669.5)	$43.9

Earnings (loss) per share:
Basic earnings (loss) per share	$0.07	$(0.80)	$(5.00)	$0.38
Diluted earnings (loss) per share	$0.07	$(0.80)	$(5.00)	$0.37

Weighted-average common shares outstanding - basic	155.0	115.2	134.0	115.7
Weighted-average common shares outstanding - diluted	158.1	115.2	134.0	117.8

Selected Financial Information
Balance Sheet Data

(in millions, unaudited)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$1,853.8	$437.4

Bank debt	$1,628.1	$1,929.8
Notes (1)	730.5	400.0
Other long-term obligations (2)	73.0	89.2
Total traditional debt	2,431.6	2,419.0
Less: Debt discounts and debt issuance costs	(119.0)	(33.9)
	$2,312.6	$2,385.1

Traditional net debt (3)	$577.8	$1,981.6
(1)Inclusive of our 5.625% Notes due 2027 and our 2.75% Convertible Notes due 2026, issued in May 2020.
(2)Other long-term obligations as of December 31, 2020 primarily include $60.9 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $12.0 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.
(3)Traditional net debt in the table above is calculated as “Total traditional debt,” which is the principal amount of debt outstanding, less “Cash and cash equivalents.”
Kansas Entertainment Distributions
The Company’s definitions of Adjusted EBITDA and Adjusted EBITDAR add back our share of the impact of non-operating items (such as depreciation and amortization) at our Kansas Entertainment joint venture. Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from our Kansas Entertainment investment.

	For the three months ended December 31,		For the year ended December 31,
(in millions, unaudited)	2020	2019	2020	2019
Cash flow distributions	$4.5	$7.0	$20.0	$29.0
Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended December 31,		For the year ended December 31,
(in millions, unaudited)	2020	2019	2020	2019
Cash payments to our REIT Landlords under Triple Net Leases (1)	$157.6	$224.4	$553.6	$869.8
Cash (refunds) payments related to income taxes, net	$(9.2)	$0.9	$(15.2)	$21.8
Cash paid for interest on traditional debt	$20.9	$20.2	$108.2	$120.7
Maintenance capital expenditures	$44.5	$47.0	$110.2	$165.5
(1)Consists of payments made under the Master Leases, the Meadows Lease, the Margaritaville Lease, the Greektown Lease, and the Morgantown Leases, in cash. As previously noted, the rent under the Tropicana Lease is nominal. Amounts for the three months and year ended December 31, 2020 exclude the utilization of rent credits, which totaled $65.0 million and $337.5 million, respectively.

Non-GAAP Financial Measures
The Non-GAAP Financial Measures used in this press release include Adjusted EBITDA, Adjusted EBITDAR, and Adjusted EBITDAR margin. These non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

We define Adjusted EBITDA as earnings before interest expense, net; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment and financing charges; impairment losses; insurance recoveries and deductible charges; changes in the estimated fair value of our contingent purchase price obligations; gain or loss on disposal of assets; the difference between budget and actual expense for cash-settled stock-based awards; pre-opening and acquisition costs; and other income or expenses. Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense) added back for Barstool Sports and our Kansas Entertainment joint venture. Adjusted EBITDA is inclusive of rent expense associated with our triple net operating leases (the operating lease components contained within the Penn Master Lease and Pinnacle Master Lease (primarily land), the Meadows Lease, the Margaritaville Lease, the Greektown Lease and the Tropicana Lease). Although Adjusted EBITDA includes rent expense associated with our triple net operating leases, we believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our consolidated results of operations.

Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We present Adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a commonly used measure of performance in the gaming industry and that it is considered by many to be a key indicator of the Company’s operating results.

We define Adjusted EBITDAR as Adjusted EBITDA (as defined above) plus rent expense associated with triple net operating leases (which is a normal, recurring cash operating expense necessary to operate our business). Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric. Management believes that Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as supplemental disclosure because (i) we believe Adjusted EBITDAR is traditionally used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) Adjusted EBITDAR is one of the metrics used by other financial analysts in valuing our business. We believe Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate; and (ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate. However, Adjusted EBITDAR when presented on a consolidated basis is not a financial measure in accordance with GAAP, and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income because it excludes the rent expense associated with our triple net operating leases and is provided for the limited purposes referenced herein. Adjusted EBITDAR margin is defined as Adjusted EBITDAR on a consolidated basis (as defined above) divided by revenues on a consolidated basis. Adjusted EBITDAR margin is presented on a consolidated basis outside the financial statements solely as a valuation metric.

Each of these non-GAAP financial measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the table above, which presents reconciliations of these measures to the GAAP equivalent financial measures.

Management Presentation, Conference Call, Webcast and Replay Details
Penn National is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. During the call, management will review an earnings presentation that can be accessed here.

The conference call number is 212-231-2907. Please call five minutes in advance to ensure that you are connected prior to the presentation. Questions will be reserved for call-in analysts and investors. Interested parties may also access the live call at www.pngaming.com. Please allow 15 minutes to register and download and install any necessary software. A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming
With the nation's largest and most diversified regional gaming footprint, including 41 properties across 19 states, Penn National continues to evolve into a highly innovative omni-channel provider of retail and online gaming, live racing and sports betting entertainment. The Company's properties feature approximately 50,000 gaming machines, 1,300 table games and 8,800 hotel rooms, and operate under various well-known brands, including Hollywood, Ameristar, and L'Auberge. Our wholly-owned interactive division, Penn Interactive, operates retail sports betting across the Company's portfolio, as well as online social casino, bingo, and iCasino products. In February 2020, Penn National entered into a strategic partnership with Barstool Sports, whereby Barstool will exclusively promote the Company's land-based and online casinos and sports betting products, including the Barstool Sportsbook mobile app, to its national audience. The Company's omni-channel approach is bolstered by the mychoice loyalty program, which rewards and recognizes its over 20 million members for their loyalty to both retail and online gaming and sports betting products with the most dynamic set of offerings, experiences, and service levels in the industry.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward looking statements include, but are not limited to, statements regarding: COVID-19; the expected benefits of the agreement with Choice Hotels, the ability of the Company to implement cashless, cardless and contactless technology at the Company’s casinos, the expected results of operations for the first quarter of 2021, the length of time the Company’s gaming property (Zia Park) will remain closed, the expected opening date, and the impact of this closure on the Company and its stakeholders; demand for gaming once this gaming property reopens as well as the impact of post-opening restrictions; continued demand for the gaming properties that have opened and the possibility that our gaming properties may be required to close again in the future due to COVID-19; the impact of COVID-19 on general economic conditions, capital markets, unemployment, and the Company’s liquidity, operations, supply chain and personnel; the potential benefits and expected timing of the Perryville transaction with Gaming and Leisure Properties, Inc.; the Company’s estimated cash burn and future liquidity, future revenue and Adjusted EBITDAR, including from our iCasino business in Pennsylvania; the continued success of Barstool Sports in Pennsylvania, Michigan, and in additional states in the future; the expected benefits and potential challenges of the investment in Barstool Sports, including the anticipated benefits for the Company’s online and retail sports betting, iCasino and social casino products; the expected financial returns from the transaction with Barstool Sports; the expected launch of the Barstool-branded mobile sports betting product in future states and its future revenue and profit contributions; the impact of shortened or cancelled sports seasons on our results; our expectations of future results of operations and financial condition, including margins; our expectations for our properties, our development projects or our iGaming initiatives; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; the anticipated opening dates of our retail sportsbooks in future states and our proposed Pennsylvania Category 4 casinos in York and Berks counties; our expectations with regard to acquisitions, potential divestitures and development opportunities, as well as the integration of and synergies related to any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new business partners; our expectations with regard to the impact of competition in online sports betting, iGaming and retail/mobile sportsbooks as well as the potential impact of this business line on our existing businesses; the performance of our partners in online sports betting, iGaming and retail/mobile sportsbooks, including the risks associated with any new business, the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to online sports betting, iGaming and retail/mobile sportsbooks and the impact of any such actions; and our expectations regarding economic and consumer conditions. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.

Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the magnitude and duration of the impact of the COVID-19 pandemic on general economic conditions, capital markets, unemployment, consumer spending and the Company’s liquidity, financial condition, supply chain, operations and personnel; (b) industry, market, economic, political, regulatory and health conditions; (c) disruptions in operations from data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics such as the COVID-19 (and reoccurrences), and other natural or man-made disasters or catastrophic events; (d) the reopening of the Company’s gaming property (Zia Park) is subject to various conditions, including numerous regulatory approvals and potential delays and operational restrictions; (e) our ability to access additional capital on favorable terms or at all; (f) our ability to remain in compliance with the financial covenants of our debt obligations; (g) the consummation of the Perryville transaction with GLPI is subject to various conditions, including third-party agreements and approvals, and accordingly may be delayed or may not occur at all; (h) actions to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic that could negatively impact guest loyalty and our ability to attract and retain employees; (i) the outcome of any legal proceedings that may be instituted against the Company or its directors, officers or employees; (j) the impact of new or changes in current laws, regulations, rules or other industry standards; (k) the ability of our operating teams to drive revenue and margins; (l) the impact of significant competition from other gaming and entertainment operations (including from Native American casinos, historic racing machines, state sponsored i-lottery products and VGTs in or adjacent to states in which we operate); (m) our ability to obtain timely regulatory approvals required to own, develop and/or operate our properties, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; (n) the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our properties or the award of additional gaming licenses proximate to our properties, as recently occurred with legislation in Illinois and Pennsylvania); (o) the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; (p) the activities of our competitors (commercial and tribal) and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); (q) increases in the effective rate of taxation for any of our operations or at the corporate level; (r) our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners and municipalities for such transactions; (s) the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; (t) the impact of weather, including flooding, hurricanes and tornadoes; (u) changes in accounting standards; (v) the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data (particularly as our iGaming division grows); (w) with respect to our iGaming and sports betting endeavors, the impact of significant competition from other companies for online sports betting, iGaming and sportsbooks, our ability to achieve the expected financial returns related to our investment in Barstool Sports, our ability to retain key talent, our ability to obtain timely regulatory approvals required to own, develop and/or operate sportsbooks may be delayed and there may be impediments and increased costs to launching the online betting, iGaming and sportsbooks, including delays, and increased costs, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative products that attract and retain a significant number of players in order to grow our revenues and earnings, our ability to establish key partnerships, our ability to generate meaningful returns and the risks inherent in any new business; (x) with respect to our proposed Pennsylvania Category 4 casinos in York and Berks counties, risks relating to construction, and our ability to achieve our expected budgets, timelines and investment returns, including the ultimate location of other gaming properties in the Commonwealth of Pennsylvania; and (y) other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.